March 5, 2020
Level One Bancorp, Inc.
32991 Hamilton Court
Farmington Hills, MI 48334

Re:	Registration Statement on Form S-4 of Level One Bancorp, Inc.
Ladies and Gentlemen:
This opinion is being rendered to you in connection with the filing by Level One Bancorp, Inc., a Michigan corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration and proposed issuance and offer to exchange by the Company of up to $30,000,000 aggregate principal amount of 4.75% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Exchange Notes”) for a like aggregate principal amount of, and with substantially identical terms as, the Company’s outstanding 4.75% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Restricted Notes” and, together with the Exchange Notes, the “Notes”). The Exchange Notes are to be issued pursuant to the Indenture, dated as of December 18, 2019, between the Company and Wilmington Trust, National Association, as trustee (the “Indenture”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
We have examined such certificates, instruments and documents as we deemed necessary for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, and assuming that the Registration Statement shall have been declared effective by the Commission, it is our opinion that, when the Exchange Notes are duly executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Restricted Notes, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).
We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.
We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. We assume no obligation to update this opinion letter after the date that the Registration Statement is initially declared effective or otherwise advise you with respect to any facts or circumstances or changes in law that may occur or come to our attention after such date (even though the change may affect the legal conclusions stated in this opinion letter).
We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Barack Ferrazzano Kirschbaum &
Nagelberg LLP